Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2014, with respect to the consolidated financial statements of NorthStar Asset Management Group Inc., contained in the Information Statement, filed on April 14, 2014, relating to the Registration Statement on Form 10 (File No. 001-36301), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP
New York, New York
June 27, 2014